EXHIBIT 99.1

Old Line Bancshares, Inc. Reports Net Income of $8.5 Million, a 40% Increase, for the Quarter Ended March 31, 2019

BOWIE, Md., April 24, 2019 (GLOBE NEWSWIRE) -- Old Line Bancshares, Inc. (“Old Line Bancshares” or the “Company”) (Nasdaq: OLBK), the parent company of Old Line Bank (the “Bank”), reports net income increased $2.4 million, or 40.21%, to $8.5 million for the three months ended March 31, 2019, compared to $6.1 million for the three month period ended March 31, 2018.  Earnings were $0.50 per basic and diluted common share for the three months ended March 31, 2019, compared to $0.48 per basic and diluted common share for the three months ended March 31, 2018.  The increase in net income for the first quarter of 2019 as compared to the same 2018 period is primarily the result of increases of $5.6 million in net interest income and $968 thousand in non-interest income, partially offset by a $3.3 million increase in non-interest expense.

Net interest income increased during the three months ended March 31, 2019 compared to the same period last year almost entirely as a result of an increase in interest income on loans, partially offset by an increase in interest expense.  Non-interest income increased $968 thousand, or 53.91%, primarily as a result of income from our point of sale (“POS”) sponsorship program, which was not in place during the first quarter of 2018.  Non-interest expense increased $3.3 million, or 29.63%, for the three month period ended March 31, 2019 compared to the three month period ended March 31, 2018.  Non-interest expense increased due to increases in salaries and employee benefits, occupancy and equipment, core deposit amortization, data processing, and other operating expenses, primarily as a result of the additional staff and the new branches that we acquired upon our acquisition of Bay Bancorp, Inc. (“BYBK”), the former parent company of Bay Bank, FSB, in April 2018.

Net loans held for investment at March 31, 2019 increased $8.0 million, or 0.33%, compared to December 31, 2018 and $660.6 million, or 37.61%, compared to March 31, 2018.  Total deposits at March 31, 2019 increased by $39.4 million since December 31, 2018 and $549.8 million or 30.8% compared to March 31, 2018, while total assets increased $127.2 million to $3.1 billion at March 31, 2019 from $2.9 billion at December 31, 2018 and $866.5 million or 39.2%, since March 31, 2018.  The increase in loans since March 31, 2018 was a result of net organic growth of $270.5 million, or 18.9%, and $390.5 million in net growth in the acquired loans portfolio.  The increase in loans since December 31, 2018 was a result of net organic growth of $36.8 million, or 8.8% annualized offset by $28.9 million in paydowns on previously acquired loans. The increase in deposits since March 31, 2018 includes $470.4 million associated with the branches acquired in the Bay Bank merger.

As of March 31, 2019, the Company had total assets of approximately $3.1 billion, net loans of approximately $2.4 billion and deposits of approximately $2.3 billion.  Total assets include a $25.9 million operating lease right of use asset due to the adoption of the Accounting Standards Update (“ASU”) 2016-02 in the first quarter ending March 31, 2019.  There is a corresponding operating lease liability recorded of $26.2 million upon adoption.

James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, stated: “I am pleased to report favorable earnings for the first quarter of 2019 and look forward to the remainder of the 2019 year.  Our core deposits increased by $39.4 million during the quarter, including $20.9 million in non-interest bearing deposits, as we continue to build relationships while providing superior service.  We believe with our existing branches, our lending staff, our corporate infrastructure, solid balance sheet, and strong capital position, we can continue to focus our effects on improving earnings per share and enhancing stockholder value.”

1st QUARTER HIGHLIGHTS:

  Average gross loans increased $697.5 million, or 40.54% to $2.4 billion during the three month period ended March 31, 2019, from $1.7 billion during the three months ended March 31, 2018.  The increase in average loans as compared to March 2018 is due to significant organic growth in addition to the acquisition of BYBK.   Average gross loans increased $3.5 million, or 0.15%, during the three month period ended March 31, 2019, remaining steady at $2.4 billion during the three month period from December 31, 2018.

  Total yield on interest earning assets increased to 4.74% for the three months ended March 31, 2019, compared to 4.52% for the same period of 2018.

  Return on average assets (“ROAA”) and return on average equity (“ROAE”) were 1.16% and 8.99%, respectively, compared to ROAA and ROAE of 1.16% and 11.36%, respectively, for the first quarter of 2018.

  Total assets increased $127.2 million, or 4.31%, during the quarter, primarily due to an increase of $87.3 million in our investment securities available for sale and the addition of $25.9 million for an operating lease right of use asset.

  Total deposits grew by $39.4 million, or 1.72%, during the quarter.
  We ended the first quarter of 2019 with a book value of $22.29 per common share and a tangible book value of $15.88 per common share compared to $21.77 and $15.39, respectively, at December 31, 2018.

  We increased our quarterly dividend by 20% to $0.12 per share during the quarter.

  We maintained appropriate levels of liquidity and by all regulatory measures remained “well capitalized.”

Results of Operations for the Three Months Ended March 31, 2019 Compared to March 31, 2018

Average interest earning assets increased $730.2 million for the three month period ended March 31, 2019 compared to the same period of 2018.  The average yield on such assets was 4.74% for the three months ended March 31, 2019 compared to 4.52% for the comparable 2018 period.  The increase in the average balance of our interest earning assets is primarily due to organic growth and the loans we acquired in the BYBK acquisition.  The increase in the average yield is primarily the result of higher yields on our investment securities available for sale and on our loans held for investment.  Average interest bearing liabilities increased $572.5 million for the three month period ended March 31, 2019 compared to the same period of 2018, primarily as a result of the deposits we acquired in the BYBK acquisition.  The average rate paid on such liabilities increased to 1.53% for the three month period ended March 31, 2019 compared to 1.03% for the same period in 2018 due primarily to higher rates paid on our money market accounts, certificates of deposit, and borrowings.

The net interest margin for the three months ended March 31, 2019 decreased to 3.59% from 3.76% in the three months ended March 31, 2018.  The net interest margin decreased due to increased interest rates on both deposits and on our borrowed funds, partially offset by an increase in the yield on our interest-earning assets.  The net interest margin during the first quarter of 2019 was positively affected by the amount of accretion on acquired loans.  Accretion increased due to a higher amount of early payoffs on acquired loans with fair value marks during the three months ended March 31, 2019 compared to the same period of 2018.  The fair value accretion/amortization is recorded on pay-downs recognized during the quarter, which contributed 15 basis points for the three months ended March 31, 2019 compared to seven basis points for the three months ended March 31, 2018.

Net interest income increased $5.6 million, or 31.83%, for the three months ended March 31, 2019 compared to the same period of 2018, almost entirely due to an increase in loan interest income resulting from increases in both the average balance of and yields on loans, partially offset by an increase in interest expense.  Interest expense increased due to increases in both the average balance of and average interest rates on our deposits and borrowings.

The Board of Governors of the Federal Reserve System has increased the federal funds rate, the primary driver of our deposit and borrowing costs, from 1.5% at December 31, 2017 to 2.5% at March 31, 2019.  The majority of our loans, however, are indexed to the 5 year treasury rate, which has actually decreased from 2.56% at March 31, 2018 to 2.23% at March 31, 2019, while the average 5 year treasury rate for the 12 month period ended March 31, 2019 only increased 17 basis points over the March 31, 2018 rate.  As a result, we were not able to offset the increase in funding costs through increases in the interest rates on our loans. In spite of this, however, we were able to improve operating results quarter over quarter through asset growth and operating efficiencies.

Non-interest income increased $968 thousand, or 53.91%, for the three month period ended March 31, 2019 compared to the same period of 2018, primarily as a result of income of $600 thousand from our new POS sponsorship program. A $201 thousand increase in earnings on bank owned life insurance (“BOLI”), resulting from the $16.3 million of BOLI acquired in the BYBK acquisition, also contributed to the increase in non-interest income.

Non-interest expense increased $3.3 million, or 29.63%, for the three month period ended March 31, 2019 compared to the same period of 2018 as a result of increases in salaries and employee benefits, occupancy and equipment, core deposit amortization, data processing, and other operating expenses.  Salaries and employee benefits increased $1.6 million primarily as a result of the additional staff, and occupancy and equipment expenses increased $472 thousand as a result of the new branches, that we acquired in the BYBK acquisition.  Core deposit amortization increased $346 thousand as a result of the higher amortization of premiums resulting from the deposits we acquired in the BYBK acquisition. Data processing expenses increased primarily as a result of additional customer transactions primarily due to the additional branches, and therefore additional customers, resulting from our acquisition of BYBK.  Other operating expenses increased $845 thousand due to increases in general operating costs, such as FDIC insurance, marketing and advertising, sponsorships and donations, loan expenses, software expense, and telephone expense.

Old Line Bancshares is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C.  The Bank has 37 branches located in its primary market area of the suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Harford, Howard, Frederick, Montgomery, Prince George's and St. Mary's, and Baltimore City.  It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers, to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers.  Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.  Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	March 31, 2019	December 31, 2018 (1)	September 30, 2018	June 30, 2018	March 31, 2018
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$49,619,806	$41,495,763	$45,774,719	$61,684,888	$85,617,226
Interest bearing accounts	2,107,845	2,051,273	3,522,685	3,845,419	2,687,988
Federal funds sold	961,329	953,582	1,008,801	928,337	200,366
Total cash and cash equivalents	52,688,980	44,500,618	50,306,205	66,458,644	88,505,580
Investment securities available for sale	307,034,351	219,705,762	216,358,059	209,941,534	210,353,788
Loans held for sale	9,632,523	11,564,993	8,829,777	34,037,532	3,934,086
Loans held for investment, less allowance for loan losses of $7,808,142
and $7,471,023 for March 31, 2019 and December 31, 2018	2,417,186,160	2,409,227,698	2,384,579,814	2,347,821,496	1,756,576,833
Equity securities at cost	13,863,550	11,150,750	13,063,250	14,854,746	7,782,847
Premises and equipment	42,561,705	42,624,787	43,060,727	43,719,013	40,991,968
Accrued interest receivable	8,607,100	7,958,511	8,072,826	7,715,123	5,310,151
Bank owned life insurance	68,333,419	67,920,021	67,490,846	67,062,920	41,849,569
Annuity plan	6,269,638	6,268,426	6,298,627	6,276,320	5,981,809
Other real estate owned	882,510	882,510	1,469,166	2,357,947	1,799,598
Goodwill	94,668,455	94,668,455	94,403,635	94,403,635	25,083,675
Core deposit intangible	14,704,408	15,362,232	16,024,950	16,688,635	5,985,657
Other assets	40,813,248	18,172,332	21,060,315	22,038,116	16,556,056
Total assets	$3,077,246,047	$2,950,007,095	$2,931,018,197	$2,933,375,661	$2,210,711,617

Deposits
Non-interest bearing	$579,962,005	$559,059,672	$581,339,177	$603,257,708	$572,119,981
Interest bearing	1,755,472,767	1,736,989,227	1,660,902,293	1,604,420,214	1,213,584,463
Total deposits	2,335,434,772	2,296,048,899	2,242,241,470	2,207,677,922	1,785,704,444
Short term borrowings	282,141,546	228,184,856	272,534,890	314,676,164	161,477,872
Long term borrowings	38,437,015	38,371,291	38,304,981	38,238,670	38,172,653
Accrued interest payable	2,460,829	2,844,715	1,643,666	1,827,605	1,105,830
Supplemental executive retirement plan	6,089,246	5,997,819	6,123,518	6,057,063	5,975,159
Other liabilities	32,559,241	7,788,981	9,989,481	10,553,800	7,882,869
Total liabilities	2,697,122,649	2,579,236,561	2,570,838,006	2,579,031,224	2,000,318,827

Stockholders' equity
Common stock	170,516	170,311	169,889	169,889	125,667
Additional paid-in capital	293,590,357	293,501,107	293,139,653	292,836,679	149,691,736
Retained earnings	89,084,561	82,628,356	74,167,389	67,601,752	66,573,919
Accumulated other comprehensive loss	(2,722,036)	(5,529,240)	(7,296,740)	(6,263,883)	(5,998,532)
Total stockholders' equity	380,123,398	370,770,534	360,180,191	354,344,437	210,392,790

Total liabilities and stockholders' equity	$3,077,246,047	$2,950,007,095	$2,931,018,197	$2,933,375,661	$2,210,711,617
Shares of basic common stock outstanding	17,051,569	17,031,052	16,988,883	16,988,883	12,566,696

(1) Financial information at December 31, 2018 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended March 31,	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,
	2019	2018 (1)	2018	2018	2018
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$28,850,931	$29,284,012	$29,056,814	$26,448,727	$19,700,762
Investment securities and other	2,059,312	1,743,737	1,696,510	1,719,991	1,623,577
Total interest income	30,910,243	31,027,749	30,753,324	28,168,718	21,324,339

Interest expense
Deposits	5,616,515	5,067,752	4,098,787	3,146,235	2,306,733
Borrowed funds	1,982,713	1,891,413	1,768,532	1,714,250	1,334,831
Total interest expense	7,599,228	6,959,165	5,867,319	4,860,485	3,641,564
Net interest income	23,311,015	24,068,584	24,886,005	23,308,233	17,682,775
Provision for loan losses	414,175	613,672	307,870	532,257	394,896

Net interest income after provision for loan losses	22,896,840	23,454,912	24,578,135	22,775,976	17,287,879

Non-interest income
Service charges on deposit accounts	627,260	745,646	728,550	722,879	576,584
POS sponsorship program	600,061	641,063	711,577	673,502	-
Earnings on bank owned life insurance	494,180	531,604	520,785	461,056	292,936
Gains (losses) on disposal of assets	-	-	(1,100)	-	14,366
Loss on write down of stock	-	-	(91,498)	(60,998)	-
Gain on sale of loans	-	556,358	-	-	-
Income on marketable loans	496,843	479,824	411,850	511,879	418,472
Other fees and commissions	544,435	1,238,049	525,171	879,733	492,663
Total non-interest income	2,762,779	4,192,544	2,805,335	3,188,051	1,795,021

Non-interest expense
Salaries & employee benefits	7,133,583	6,743,042	7,491,736	7,201,335	5,485,450
Occupancy & equipment	2,452,773	2,339,115	2,349,691	2,242,640	1,980,401
Data processing	727,183	699,769	659,926	702,182	609,639
Merger and integration	-	-	2,282,705	7,121,802	-
Core deposit amortization	657,824	662,718	663,685	540,737	312,313
(Gains) losses on sales of other real estate owned	-	(27,801)	26,266	41,956	12,516
OREO expense	25,666	77,142	(99,957)	27,995	184,994
Other operating	3,251,684	3,465,550	3,288,286	3,198,759	2,406,646
Total non-interest expense	14,248,713	13,959,535	16,662,338	21,077,406	10,991,959

Income before income taxes	11,410,906	13,687,921	10,721,132	4,886,621	8,090,941
Income tax expense	2,906,732	3,526,073	2,456,303	2,160,788	2,025,759

Net income available to common stockholders	$8,504,174	$10,161,848	$8,264,829	$2,725,833	$6,065,182
Earnings per basic share	$0.50	$0.60	$0.49	$0.17	$0.48
Earnings per diluted share	$0.50	$0.59	$0.48	$0.17	$0.48
Adjusted per basic share (non-GAAP)	$-	$-	$0.58	$0.55	$-
Adjusted per diluted share (non-GAAP)	$-	$-	$0.57	$0.54	$-
Dividend per common share	$0.12	$0.10	$0.10	$0.10	$0.08
Average number of basic shares	17,039,961	17,008,504	16,988,883	16,249,625	12,544,266
Average number of dilutive shares	17,170,507	17,181,820	17,187,837	16,464,580	12,743,282
Return on Average Assets	1.16%	1.37%	1.12%	0.39%	1.16%
Return on Average Equity	8.99%	10.70%	8.89%	3.14%	11.36%
Operating Efficiency (2)	54.65%	49.39%	60.17%	79.55%	56.43%

(1) Financial information at December 31, 2018 has been derived from audited financial statements.
(2) Operating efficiency is derived by dividing non-interest expense by the total of net interest income and non-interest income.

Old Line Bancshares, Inc. & Subsidiaries
Quarterly Average Balances, Interest and Yields

	3/31/2019		12/31/2018		9/30/2018		6/30/2018		3/31/2018

	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate
Assets:
Int. Bearing Deposits	$2,791,150	2.37%	$4,130,258	2.96%	$4,765,138	1.52%	$8,795,004	1.53%	$2,003,369	1.47%
Investment Securities (2)	262,912,937	3.43%	236,018,603	3.18%	233,633,128	3.09%	235,854,989	3.19%	229,456,764	3.15%
Loans	2,418,266,901	4.87%	2,414,758,155	4.84%	2,397,054,094	4.84%	2,261,479,332	4.72%	1,720,721,476	4.69%
Allowance for Loan Losses	(7,593,472)		(7,122,881)		(6,885,911)		(6,363,239)		(5,973,556)
Total Loans Net of allowance	2,410,673,429	4.89%	2,407,635,274	4.86%	2,390,168,183	4.85%	2,255,116,093	4.74%	1,714,747,920	4.70%
Total interest-earning assets	2,676,377,516	4.74%	2,647,784,135	4.70%	2,628,566,449	4.69%	2,499,766,086	4.58%	1,946,208,053	4.52%
Noninterest bearing cash	46,270,628		43,728,188		48,035,416		47,014,071		36,844,268
Goodwill and Intangibles	109,791,837		110,188,394		110,861,142		100,901,255		31,272,865
Premises and Equipment	44,403,507		42,902,372		43,626,501		43,592,991		41,088,624
Other Assets	99,169,559		101,812,816		103,995,121		98,152,802		69,837,318
Total Assets	$2,976,013,047		$2,946,415,905		$2,935,084,629		$2,789,427,205		$2,125,251,128

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$1,741,184,120	1.31%	$1,726,574,227	1.16%	$1,658,060,302	0.98%	$1,522,249,880	0.83%	$1,200,931,980	0.78%
Borrowed Funds	268,178,852	3.00%	255,083,457	2.94%	283,169,572	2.48%	288,666,185	2.38%	235,924,800	2.29%
Total interest-bearing liabilities	2,009,362,972	1.53%	1,981,657,684	1.39%	1,941,229,874	1.20%	1,810,916,065	1.08%	1,436,856,780	1.03%
Noninterest bearing deposits	565,081,492		572,704,465		601,558,786		615,780,315		457,850,993
	2,574,444,464		2,554,362,149		2,542,788,660		2,426,696,380		1,894,707,773

Other Liabilities	17,825,648		15,264,196		23,355,099		13,536,574		13,931,983
Stockholder's Equity	383,742,935		376,789,560		368,940,870		349,194,251		216,611,372
Total Liabilities and Stockholder's Equity	$2,976,013,047		$2,946,415,905		$2,935,084,629		$2,789,427,205		$2,125,251,128

Net interest spread		3.21%		3.31%		3.49%		3.50%		3.49%

Net interest income and Net interest margin(1)	$23,679,819	3.59%	$24,412,499	3.66%	$25,227,248	3.81%	$23,659,244	3.80%	$18,033,758	3.76%

(1) Interest revenue is presented on a fully taxable equivalent (FTE) basis.  The FTE basis adjusts for the tax favored status of these types of assets.  Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.
(2) Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ended March 31, 2019 and 2018.    Fair value accretion for the current quarter and prior four quarters are as follows:

	3/31/2019		12/31/2018		9/30/2018		6/30/2018		3/31/2018
	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin
Commercial loans	$44,430	0.01%	$140,822	0.02%	$113,378	0.02%	$209,819	0.03%	$47,705	0.01%
Mortgage loans	678,636	0.10	504,905	0.08	620,664	0.09	752,461	0.12	78,188	0.02
Consumer loans	197,086	0.03	104,350	0.02	110,220	0.02	126,575	0.02	97,544	0.02
Interest bearing deposits	54,947	0.01	61,038	0.01	70,157	0.01	70,178	0.01	80,886	0.02

Total Fair Value Accretion	$975,099	0.15%	$811,115	0.13%	$914,419	0.14%	$1,159,033	0.18%	$304,323	0.07%

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this release:

	3/31/2019		12/31/2018		9/30/2018		6/30/2018		3/31/2018
	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield
GAAP net interest income	$23,311,015	3.53%	$24,068,584	3.61%	$24,886,006	3.76%	$23,308,232	3.74%	$17,682,775	3.68%
Tax equivalent adjustment
Federal funds sold	103	0.00	124	0.00	92	0.00	80	0.00	36	0.00
Investment securities	169,305	0.03	157,634	0.02	159,520	0.02	161,340	0.03	160,911	0.04
Loans	199,396	0.03	186,157	0.03	181,630	0.03	189,592	0.03	190,036	0.04
Total tax equivalent adjustment	368,804	0.06	343,915	0.05	341,242	0.05	351,012	0.06	350,983	0.08
Tax equivalent interest yield	$23,679,819	3.59%	$24,412,499	3.66%	$25,227,248	3.81%	$23,659,244	3.80%	$18,033,758	3.76%

Old Line Bancshares, Inc. & Subsidiaries
Selected Loan Information
(Dollars in thousands)
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018

Legacy Loans(1)
Period End Loan Balance	$1,704,913	$1,668,118	$1,609,695	$1,543,113	$1,434,375
Deferred Costs	3,457	3,087	2,805	2,364	2,374
Accruing	1,703,328	1,667,179	1,608,808	1,542,371	1,433,907
Non-accrual	1,585	939	887	742	468
Accruing 30-89 days past due	6,454	7,988	6,352	4,565	4,587
Accruing 90 or more days past due	1,125	-	1,785	178	-
Allowance for loan losses	7,342	7,005	6,699	6,444	6,075
Other real estate owned	-	-	-	-	425
Net charge offs (recoveries)	(5)	27	(1)	(3)	(2)

Acquired Loans(2)
Period End Loan Balance	$716,624	$745,494	$779,060	$809,049	$326,085
Accruing	712,932	741,777	775,438	807,241	324,787
Non-accrual(3)	3,692	3,718	3,622	1,808	1,298
Accruing 30-89 days past due	5,917	11,796	8,120	13,770	4,932
Accruing 90 or more days past due	151	243	733	361	330
Allowance for loan losses	466	466	281	260	182
Other real estate owned	883	883	1,469	2,358	1,375
Net charge offs (recoveries)	82	96	33	88	60

Allowance for loan losses as % of held for investment loans	0.32%	0.31%	0.29%	0.29%	0.36%
Allowance for loan losses as % of legacy held for investment loans	0.46%	0.45%	0.42%	0.43%	0.42%
Allowance for loan losses as % of acquired held for investment loans	0.06%	0.06%	0.04%	0.03%	0.06%
Total non-performing loans as a % of held for investment loans	0.27%	0.20%	0.30%	0.13%	0.12%
Total non-performing assets as a % of total assets	0.24%	0.20%	0.29%	0.19%	0.18%

(1) Legacy loans represent total loans excluding loans acquired on April 1, 2011, May 10, 2013, December 4, 2015, July 28, 2017 and April 13, 2018.
(2) Acquired loans represent all loans acquired on April 1, 2011 from Maryland Bank & Trust Company, N.A., on May 10, 2013 from The Washington Savings Bank, on December 4, 2015 from Regal Bank & Trust, on July 28, 2017 from DCB, and on April 13, 2018 from Bay Bancorp.  We originally recorded these loans at fair value upon acquisition.
(3) These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.

CONTACT: ELISE HUBBARD
CHIEF FINANCIAL OFFICER
(301) 430-2560